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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                         OF ARTICLES OF INCORPORATION OF
                     TEKNEKRON COMMUNICATIONS SYSTEMS, INC.

Roger A. Strauch and Paul Farmer certify that:

     1. They are the President and Secretary, respectively, of Teknekron Communications Systems, Inc., a Nevada corporation.

     2. Article One of the Articles of Incorporation of this corporation is amended to read as follows:

        "(1) The name of this corporation is TCSI Corporation".

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors in accordance with Section 78.315 of Nevada General Corporation Law.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 78.320 of the Nevada General Corporation Law. The total number of outstanding shares of Common Stock of the corporation entitled to vote with respect to this matter is 11,850,488. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

     We further declare under penalty of perjury under the laws of the state of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  December 12, 1994



                                              /s/ ROGER A. STRAUCH
                                              --------------------------------
                                              Roger A. Strauch, President

                                              /s/ PAUL FARMER
                                              --------------------------------
                                              Paul Farmer, Secretary